Exhibit 99.1

Lyft names Elaine Paul as new chief financial officer

Elaine Paul replaces Brian Roberts, who is stepping down but will remain an advisor to Lyft until June 2022.

San Francisco, California—December 2, 2021—Lyft today announced that Elaine Paul has been named chief financial officer, effective January 3, 2022. Paul replaces Brian Roberts who is stepping down but will remain an advisor until June 2022 to assist with the transition.

“Elaine is a seasoned leader with a commanding record of driving growth in tech and consumer-facing industries. We’re excited to have her bring this experience to Lyft,” said Lyft Co-Founder and CEO Logan Green. “Building the future of transportation requires new, disruptive approaches. Elaine has made a career of thinking differently in established markets and knows how to create incredible value for both the business and our customers.”

Since 2019, Paul has served as CFO and VP of Finance for Amazon Studios with responsibility for portfolio and financial planning for Amazon’s global slate of original film and television programming, studio operations, and Prime Video Marketing Finance. In addition to finance, her team included strategy, business intelligence and advanced analytics.

Prior to joining Amazon, Paul was CFO of Hulu for six years. Before Hulu she spent 19 years at Disney in senior finance, strategy and business development roles, including as SVP of Corporate Strategy, Business Development and Technology. She holds an MBA from Harvard Business School and B.A. in Economics and History with Distinction from Stanford University.

“Lyft has an inspiring mission, a clear vision, and incredible growth opportunities. Logan and John are deeply committed to improving people’s lives with the world’s best transportation and their passion is contagious,” said Elaine Paul. “I’m thrilled to join their high-performing team and contribute to Lyft’s next phase of scale and innovation.”

Roberts has served as Lyft CFO since November 2014, helping guide the company through the IPO, and recently achieving Adjusted EBITDA profitability.

“Over the past seven years, Brian has made a huge contribution to Lyft. With his support and leadership, Lyft went public and reached Adjusted EBITDA profitability — two critical milestones. Brian built high-performing teams, relentlessly championed new growth initiatives, and was instrumental in helping us scale the business. We’re grateful to have had the opportunity to work with him, and for the lasting impact he has had,” added Green.

“It has been a privilege to have helped see Lyft through a period of tremendous growth and change, become a public company, and achieve a key profitability milestone. I’m especially proud of the team I built, and the continuing strong impact the finance organization has on the business. I am excited about Lyft’s transformation and optimistic about its future,” said Brian Roberts.

About Lyft

Lyft was founded in 2012 and is one of the largest transportation networks in the United States and Canada. As the world shifts away from car ownership to transportation-as-a-service, Lyft is at the forefront of this massive societal change. Our transportation network brings together rideshare, bikes, scooters, car rentals, transit and vehicle services all in one app. We are singularly driven by our mission: to improve people’s lives with the world’s best transportation.

Contacts

Sonya Banerjee

Investor@lyft.com

Kristin Chasen, Ashley Adams

Press@lyft.com